Exhibit 5.2

[Letterhead of Morgan, Lewis & Bockius LLP]

November 8, 2011

Tucson Electric Power Company

88 East Broadway Blvd.

Tucson, AZ 85702

Ladies and Gentlemen:

As counsel to Tucson Electric Power Company, an Arizona corporation (the “Company”), we have participated in the preparation of a Registration Statement on Form S-3, File No. 333-159244-01 (the “Registration Statement”), filed on November 1, 2011 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of an unspecified amount of its debt securities. The Registration Statement relates to, among other things, the offer and sale of $250,000,000 aggregate principal amount of the Company’s 5.15% Notes due 2021 (the “Notes”), issued under the Indenture, dated as of November 1, 2011 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto); the Indenture; the Restated Articles of Incorporation of the Company, as amended; the Bylaws of the Company, as amended, each as in effect on the date hereof, and such other corporate and other documents, records and papers and certificates of public officials, and such other documents and materials as we have deemed necessary or appropriate to enable us to deliver this opinion. In this review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as copies.

On the basis of such review, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona; and

2. The Notes have been legally issued and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general equitable principles (whether considered in a proceeding in equity or at law).

Tucson Electric Power Company

November 8, 2011

For purposes of the opinions set forth above, we have assumed that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about the date of issuance and sale of the Notes, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Arizona and New York and the federal laws of the United States of America. As to all matters of Arizona law we have, with your consent, relied upon the opinion of even date herewith rendered to you by Todd C. Hixon, Vice President and General Counsel to the Company, and the opinions expressed herein upon such reliance are subject to the same assumptions, qualifications and limitations set forth therein.

Todd C. Hixon is authorized to rely upon this letter as to the matters of New York law as if this letter were addressed to them.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP